Exhibit 99.2

FOR IMMEDIATE RELEASE:

FINANCIAL CONTACT:	MEDIA CONTACT
Mark Pogharian	Kirk Saville
717-534-7556	717-534-7641

THE HERSHEY COMPANY LAUNCHES TENDER

OFFER FOR 6.95% NOTES DUE 2012

HERSHEY, Pa., December 8, 2010 – The Hershey Company (NYSE: HSY) announced today that it plans to commence a cash tender offer (the “Tender Offer”) to purchase any and all of its $150 million outstanding 6.95% Notes due 2012 (the “2012 Notes”).

The Tender Offer is being made pursuant to an offer to purchase dated December 8, 2010 (the “Offer to Purchase”), and the related letter of transmittal dated December 8, 2010 (the “Letter of Transmittal”), which set forth the terms of the Tender Offer. The following table sets forth certain terms of the Tender Offer:

Title of Note	CUSIP No.	Aggregate Principal Amount Outstanding(1)	UST Reference Security	Bloomberg Reference Page	Fixed Spread (bps)
6.95% Senior Notes due August 15, 2012	427866AK4	$150,000,000	4 3/8% UST due August 15, 2012	PX4	20

(1)	As of December 6, 2010.

Holders of 2012 Notes that are validly tendered and not validly withdrawn on or before 11:59 p.m., New York City time, on December 14, 2010 and accepted for purchase will receive the tender offer consideration specified in the table above for each $1,000 principal amount of 2012 Notes accepted for purchase, calculated by the dealer managers for the Tender Offer as of 2:00 p.m., New York City time, on December 14, 2010, the date on which the Tender Offer expires. Holders whose 2012 Notes have been accepted for purchase will also receive accrued and unpaid interest on the purchased 2012 Notes from the applicable last interest payment date to, but not including, the date of payment for purchased 2012 Notes.

Tendered 2012 Notes may be validly withdrawn at any time on or before 11:59 p.m., New York City time, on December 14, 2010, but not thereafter. Hershey reserves the right to terminate, withdraw or amend the Tender Offer at any time, as described in the Offer to Purchase.

The consummation of the Tender Offer is conditioned upon the receipt by The Hershey Company of net proceeds from its concurrent offering of notes due 2020 in a public offering.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms and conditions contained in the Offer to Purchase and the related Letter of Transmittal.

For additional information regarding the terms of the Tender Offer, please contact the dealer managers for the Tender Offer, BofA Merrill Lynch, Debt Advisory Services, One Bryant Park, New York, New York 10036, (888) 292-0070 (toll-free) and (646) 855-3401 (collect) or UBS Investment Bank, Liability Management Group, 677 Washington Boulevard, Stamford, Connecticut 06901, (888) 719-4210 (toll-free) and (203) 719-4210 (collect). Requests for a copy of the Offer to Purchase and Letter of Transmittal can also be obtained from the information agent, Global Bondholder Services Corporation, at (866) 470-3900 (toll-free) and (212) 430-3774 (collect).

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery. Headquartered in Hershey, Pa., The Hershey Company has operations throughout the world and more than 12,000 employees. With revenues of more than $5 billion, Hershey offers such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Twizzlers and Ice Breakers as well as the smooth, creamy indulgence of Hershey’s Bliss chocolates. Hershey is a leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark and Hershey’s Extra Dark. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger and Dagoba. For more than 100 years, The Hershey Company has been a leader in making a positive difference in the communities where we live, work and do business. Milton Hershey School, established by the company’s founder in 1909, provides a nurturing environment, quality education, housing, and medical care at no cost to children in social and financial need. The School is administered by the Hershey Trust Company, Hershey’s largest shareholder, making the students of Milton Hershey School direct beneficiaries of Hershey’s success.